Exhibit 99.1

Citizens Holding Company Announces Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—February 27, 2009—Citizens Holding Company (NASDAQ: CIZN—news) announced today that its Board of Directors declared a cash dividend of $0.20 per share payable March 31, 2009, to shareholders of record as of March 16, 2009.

“I am proud today to announce our first quarter 2009 dividend of $0.20 per share,” said Greg L. McKee, President and Chief Executive Officer. “This dividend is an increase of 5.3% over the $0.19 dividend paid in the same quarter last year.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has twenty-three full service banking locations in ten counties in East Central and South Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. The Bank has requested and received approval to establish a loan production office in Biloxi, Mississippi and plans to open this office in the second quarter of 2009. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com